UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  January 14, 2008

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition

The registrant’s press release dated January 14, 2008, regarding its preliminary financial results for the period ended December 31, 2007, is Attachment I of this Form 8-K. All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 14, 2008

	By:	/s/ Timothy S. Shaughnessy

Timothy S. Shaughnessy
Vice President and Controller

ATTACHMENT I

IBM ISSUES PRELIMINARY 2007 FOURTH-QUARTER AND FULL-YEAR RESULTS

ARMONK, N.Y., January 14, 2008 . . . IBM (NYSE: IBM) today announced fourth-quarter 2007 diluted earnings of $2.80 per share from continuing operations, an increase of 24 percent, compared with diluted earnings of $2.26 per share in the fourth quarter of 2006.  The company also reported fourth-quarter revenue of $28.9 billion, an increase of 10 percent as reported, including 6 points of currency benefit, compared with the fourth quarter of 2006.

IBM reported full-year 2007 diluted earnings of $7.18 per share, including 5 cents per share relating to the sale of the Printing Systems Division in the second quarter, an increase of 18 percent, compared with diluted earnings of $6.06 per share in 2006.  The company also reported full-year revenue of $98.8 billion, an increase of 8 percent, including 4 points of currency benefit.

IBM’s cash balance at the end of 2007 was more than $16 billion, with strong free cash flow performance.

“The broad scope of IBM’s global business — led by strong operational performance in Asia, Europe and emerging countries — drove these outstanding results,” said Samuel J. Palmisano, IBM chairman, president and chief executive officer.

“IBM is well-positioned as we begin 2008 as a result of our global business reach, solid recurring revenue stream and strong financial position. We are on track to achieve our long-term earnings-per-share roadmap objective in 2010.”

IBM will provide more detailed information about its fourth-quarter and full-year 2007 results during its regularly-scheduled earnings Webcast on January 17.

Contact:	IBM
Edward Barbini, 914/499-6565
barbini@us.ibm.com

John Bukovinsky, 732-618-3531
jbuko@us.ibm.com